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                     Strong International Stock Fund, Inc

                                  EXHIBIT 16

                          SCHEDULE OF COMPUTATION OF
                            PERFORMANCE QUOTATIONS



I.      AVERAGE ANNUAL TOTAL RETURN

        A.      Formula
                         n                 n _____
                P = (1+T) =ERV  or      T=\ /ERV/P-1

                P =     a hypothetical initial payment of $10,000

                T =     average annual total return

                n =     number of years

              ERV = ending redeemable value of a hypothetical $10,000 payment made at the beginning of the stated periods at the end of the stated periods.

        B.      Calculation
                         n _____
                T =     \ /ERV/P-1

                1.      One-year period 10-31-95 through 10-31-96
                                 1 _____________
                        9.83% = \ /10,983/10,000-1

                2.      Since inception 3-04-92 through 10-31-96

                                  4,639 _____________
                        10.99% = \     /16,252/10,000-1




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III.    TOTAL RETURN

        A.      Formula

                EV-IV
                _____
                 IV     =       TR

Where:          EV      =       Value at the end of the period, including
                                reinvestment of all dividends and capital gains distributions

                IV      =       Initial value of a hypothetical investment at
                                the net asset value

                TR      =       Total Return

        B.      Calculation

                EV-IV
                _____
                 IV     =       TR

                One-year period ended October 31, 1996


                10,983-10,000
                _____________

                   10,000       =       9.83%